Exhibit 10.13

LLC INTEREST PURCHASE AGREEMENT

This LLC Interest Purchase Agreement (this ‘‘Agreement’’) is entered into effective as of March 12, 2013 by and between Global Clean Energy Holdings, Inc., a Delaware corporation (“Purchaser”), Targeted Growth, Inc., a Washington corporation (“TGI”) and Green Earth Fuels, LLC, a Delaware limited liability company (“GEF”, and collectively with TGI, “Sellers”).  Purchaser and Sellers are referred to collectively herein as the ‘‘Parties.’’

A.           This Agreement contemplates a transaction in which Purchaser will purchase from Sellers all of the outstanding limited liability company interests (the “Interests”) in Sustainable Oils, LLC, a Delaware limited liability company (“SusOils”).

B.           Concurrently with the execution of this Agreement, and as a condition to Purchaser’s agreement to enter into this Agreement, TGI and Purchaser are entering into an Asset Purchase Agreement (the “Asset Purchase Agreement”) under which Purchaser will purchase from TGI substantially all of TGI’s assets (and assume certain liabilities) related to the business of developing intellectual property and managing breeding activities for the development of Camelina sativa used for biofuels feedstock.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.      Basic Transaction.

(a)      Purchase and Sale of Units. On and subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from each Seller, and each Seller severally agrees to sell, transfer, convey, and deliver to Purchaser, all of the Seller’s right, title and interest to the Interests for the Purchase Price (as defined in Section 1(b) below.

(b)      Purchase Price. In exchange for the Interests, Purchaser agrees to pay to Sellers at the Closing One Hundred Dollars ($100.00) (the “Purchase Price”), payable to each Seller in immediately available funds as follows:  To TGI, $82.75 and to GEF: $17.25.

(c)           The Closing.  The closing of the transactions contemplated by this Agreement (the ‘‘Closing’’) will take place 9:00 a.m. local time on March 13, 2013, or such other time as the Seller and Purchaser may mutually agree in writing.  The Closing shall take place through an exchange of consideration and documents using overnight courier service, electronic mail or facsimile.

(d)           Deliveries at the Closing.

(i)      Seller’s Deliverables. At the Closing, each Seller will deliver to Purchaser (1) any certificates or other instruments evidencing the ownership of the Interests, together with an assignment separate from certificate in the form attached hereto as Exhibit A, transferring its Interest to Purchaser, and (2) such other documents as Purchaser and its counsel may reasonably request in connection with the transfer of title to the Interests and the consummation of the transactions contemplated by this Agreement.  In addition, within twenty days after Closing,

Sellers shall deliver to Purchaser all the books and records of SusOils, including all financial records, customer and vendor lists and records, all permits, and agreements, files, records or other data in their possession or under their control in respect of or relating to the prior operation SusOils, whether or not such permits, agreements and instruments are currently effective, provided, however, that Sellers shall be entitled to keep of copy of all of the foregoing.

(ii)      Purchaser’s Deliverables.  At the Closing, Purchaser will deliver to each Seller (1) its portion of the Purchase Price (as set forth in Section 1(c) above), and (2) such other documents as Seller and its counsel may reasonably request in connection with the consummation of the transactions contemplated by this Agreement.

2.      Representations and Warranties as to Sellers.

(a)      Representations and Warranties as to TGI.  TGI hereby represents and warrants to Purchaser that the statements contained in this Section 2(a) are correct and complete as of the date of Closing.

(i)      Ownership of Interests.  TGI is the owner, beneficially and of record, of 82.75% of the Interests, and has good, valid and marketable title to such Interests, free and clear of any liens, mortgages, pledges, security interests and other encumbrances.

(ii)      Authorization of Transaction.  TGI has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of TGI, enforceable in accordance with its terms and conditions.  The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by TGI.

(iii)           Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which TGI is subject, or any provision of TGI’s Articles of Incorporation or Bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which TGI is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification cancellation or failure to give notice would not be material.  TGI is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(iv)           Disclaimer of Other Representations and Warranties.  Except as expressly set forth in this Agreement, TGI makes no other representation or warranty, express or implied, at law or in equity, in respect to the Interests, and any such other representations or warranties are hereby expressly disclaimed.

(b)      Representations and Warranties as to GEF.  GEF hereby represents and warrants to Purchaser that the statements contained in this Section 2(b) are correct and complete as of the date of Closing.

(i)      Ownership of Interests.  GEF is the owner, beneficially and of record, of 17.25% of the Interests, and has good, valid and marketable title to such Interests, free and clear of any liens, mortgages, pledges, security interests and other encumbrances.

(ii)      Authorization of Transaction.  GEF has full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of GEF, enforceable in accordance with its terms and conditions.  The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by GEF.

(iii)           Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which GEF is subject, or any provision of GEF’s Certificate of Formation or operating agreement, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which GEF is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification cancellation or failure to give notice would not be material.  GEF is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(iv)           Disclaimer of Other Representations and Warranties.  Except as expressly set forth in this Agreement, GEF makes no other representation or warranty, express or implied, at law or in equity, in respect to the Interests, and any such other representations or warranties are hereby expressly disclaimed.

3.      Representations and Warranties as to SusOils. The Sellers hereby represent and warrant to Purchaser that the statements contained in this Section 3 are correct and complete as of the date of Closing, except as set forth in the disclosure schedule accompanying this Agreement (the ‘‘Disclosure Schedule’’) The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

(a)      Organization.  SusOils is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Delaware.

(b)      Capital Structure.  All outstanding Interests of SusOils are owned by Sellers, with TGI holding a 82.75% interest and GEF holding a 17.25% interest.  All of the issued and outstanding Interests are duly authorized and validly issued, and were issued in compliance with all applicable federal, state and other laws regulating the offer, sale or issuance of such securities.  Except as set forth above, there are no other limited liability company interests, units, or other equity securities of SusOils outstanding, and there are no agreements or commitments that could require SusOils to issue or sell any of its limited liability company interests or other security.  Except for the Operating Agreement, the Interests are not subject to any voting agreement or other contract.

(c)      Title to Assets.  The assets of SusOils reflected on Schedule 3(c) are legally titled in the name of SusOils and are in the possession or control of SusOils.  Except as set forth on Schedule 3(c), SusOils has good, valid and marketable title to such assets, free and clear of any liens, mortgages, pledges, security interests and other encumbrances.

(d)      Balance Sheet; Liabilities.  Attached as Schedule 3(d) of the Disclosure Schedule are (i) the un-audited balance sheet of SusOils as of the year ended December 31, 2012 (the “Balance Sheet”), and (ii) a list of all of the creditors of SusOils that are included in the liabilities listed on the Balance Sheet.  To the Seller’s knowledge, (x) the liabilities set forth on the Balance Sheet are the only liabilities of SusOils as of the Balance Sheet Date that are required to be disclosed on the Balance Sheet in accordance with generally accepted accounting principles (“GAAP”) applied on a basis consistent with past practice, (y) the Balance Sheet fairly present in all material respects the liabilities SusOils in accordance with GAAP as of December 31, 2012, and (z) the list of creditors set forth on Schedule 3(d) is accurate and complete as limited by the terms of this Section.

4.      Purchaser’s Representations and Warranties. Purchaser represents and warrants to each Seller that the statements contained in this Section 4 are correct and complete as of the date of Closing.

(a)      Organization of Purchaser.  Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware.

(b)      Authorization of Transaction.  Purchaser has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms and conditions. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Purchaser.

(c)      Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject, or any provision of Purchaser’s Certificate of Incorporation or Bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Purchaser is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification cancellation or failure to give notice would not be material.  Purchaser is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

5.       Survival of Representations and Warranties.  The representations and warranties of the parties contained in Sections 2, 3 and 4 will survive the Closing for fifteen (15) months (the “Survival Period”).   The Parties hereby agree that the foregoing is specifically intended to limit the time period within which a party may file a claim for indemnification under this Agreement, notwithstanding any applicable statute of limitations.  The covenants set forth in this Agreement that are to be performed at or after the Closing will survive until fully discharged and performed, and any claims for indemnification in respect of a breach of these covenants may be made at any time within the applicable statute of limitations.

6.      Remedies for Breaches of this Agreement.

(a)      Indemnification by TGI.  TGI will indemnify Purchaser and its officers, directors, stockholders, employees, affiliates, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) from and against all penalties, fines, judgments, claims, assessments, losses, damages, liabilities, costs and reasonable expenses, including reasonable attorneys’ fees (collectively, “Losses”) that the Purchaser Indemnified Parties may suffer or sustain by reason of or arising out of any inaccuracy in any representation or warranty contained in Section 2(a) or 3 of this Agreement, or any breach of any covenant or agreement of TGI contained in this Agreement.

(b)      Indemnification by GEF.  GEF will indemnify the Purchaser Indemnified Parties from and against all Losses that the Purchaser Indemnified Parties may suffer or sustain by reason of or arising out of any inaccuracy in any representation or warranty contained in Section 2(b) of this Agreement, or any breach of any covenant or agreement of GEF contained in this Agreement.

(c)      Indemnification by Purchaser.  Purchaser will indemnify each Seller and its officers, directors, stockholders, employees, affiliates, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) from and against all Losses that the Seller Indemnified Parties may suffer or sustain by reason of or arising out of any inaccuracy in any representation or warranty of Purchaser contained in this Agreement, or any breach of any covenant or agreement of Purchaser contained in this Agreement.

(d)      Process for Indemnification Claims.

(i)      If a Party wishes to assert an indemnification claim hereunder (a “Claim”), the Party will deliver to Seller, if a Purchaser Indemnified Party, or to Purchaser, if a Seller Indemnified Party, prior to the end of the Survival Period, a written notice (a “Claim Notice”) setting forth:

(1)           a description of the matter giving rise to the Claim,

(2)           a reasonably detailed description of the known facts and circumstances giving rise to the Claim, and

(3)           to the extent determinable based on facts known at such date, an estimate of the Losses actually incurred or expected to be incurred for which indemnification is sought.

(ii)      The Purchaser Indemnified Parties and Seller Indemnified Parties are referred to herein as “Indemnified Parties,” and the persons from whom indemnification may be sought pursuant to this Section 6 are referred to as “Indemnifying Parties.”  Within thirty (30) days after receipt of any Claim Notice, the Indemnifying Parties will either (1) acknowledge in writing their responsibility for all or part of such matter for which indemnification is sought under this Section 6, and (a) pay or otherwise satisfy the portion of such matter as to which responsibility is acknowledged or (b) take such other action as is reasonably satisfactory to the Indemnified Party to provide reasonable security or other assurances for the performance of their obligations hereunder, or (2) give written notice to the Indemnified Party of their intention to dispute or contest all or part of such responsibility.  Upon delivery of such notice of intention to contest, the Parties will negotiate in good faith to resolve as promptly as possible any dispute as to responsibility for, or the amount of, any such matter.

(e)      Recovery of Indemnification Claims; Limitations.  Any breach of a representation or warranty contained in Section 2(a) or 3 of this Agreement, or any breach of any covenant or agreement of TGI contained in this Agreement shall be deemed to be a breach of the Asset Purchase Agreement by TGI and shall be subject to the indemnification provisions and limitations contained in Section 5(e) of the Asset Purchase Agreement.  Accordingly, provided Purchaser has established that it is entitled to recovery for a Claim by reason or arising out of this Agreement, and except in the event of fraud or intentional misrepresentation, the payment to Purchaser from TGI for a Claim and Losses associated therewith will be made in accordance with, and subject to the limitations contained in the indemnification provisions of Section 5(e) of the Asset Purchase Agreement.  With respect to any Claims for indemnification made by Purchaser against GEF, and except in the case of fraud or intentional misrepresentation, Purchaser will not be entitled to any recovery against GEF for any amount in excess of the portion of the Purchase Price paid to GEF.

(f)      Exclusive Remedy.  The indemnification remedy provided in this Section 6 is the exclusive remedy for any party for any Losses, except in the case of fraud or intentional misrepresentation (as opposed to negligent misrepresentation); provided that nothing herein will limit a Party’s ability to seek injunctive relief or specific performance.

7.      Additional Agreements and Covenants.

(a)      ICMS Monitoring.  Pursuant to that certain Monitoring Agreement between Sustainable Oils LLC and ICMS (Integrated Crop Management Services), Inc., dated November 28, 2012 (the “Monitoring Agreement”), Sustainable Oils LLC is obligated during 2013 and 2014 to provide certain remote monitoring services in support of a field trial test performed in Canada and other future obligations for post-harvest monitoring (the “ICMS Monitoring Services”).  Purchaser hereby agrees to cause SusOils to assume the remaining ICMS Monitoring Services in accordance with the terms of the ICMS Agreement.  Purchaser hereby further agrees that, if SusOils does not provide the ICMS Monitoring Services under the Monitoring Agreement for post-harvest monitoring, Purchaser will either fulfill the monitoring obligations or engage a third party to complete the ICMS Monitoring Services.

(b)      Debt Forgiveness; Release of Security Interest.  Subject to, and effective upon the Closing, in order to induce Purchaser to enter into this Agreement, each Seller hereby forgives and cancels any and all debts and obligations of any kind that SusOils may, as of the Closing, owe to such Seller, and hereby waives all of its rights to collect or enforce such liabilities and obligations.  The liabilities and obligations forgiven shall include all remaining liabilities and obligations under that Secured Note Purchase Agreement, Secured Convertible Promissory Note in the initial amount of $300,000, and a Security Agreement, each dated as of March 19, 2010 entered into between SusOils and TGI.  In the event that, at the Closing, either Seller retains a security interest or lien in any of SusOils’ assets, whether or not under the March 19, 2010 TGI Security Agreement, each Seller hereby terminates and releases all such securities interests and liens.  Each Seller further agrees to deliver to SusOils any and all instruments and documents SusOils may, after the Closing, reasonably request to evidence the forgiveness of any liabilities and obligations, and the release of any security interests.

(c)      Further Assurances.  From time to time following the date hereof, and without any further consideration or other payment, each Party hereto will execute and deliver such other instruments of conveyance, assignment, assumption, transfer and delivery and execute and deliver such other documents and take or cause to be taken such other actions as the other Party reasonably may request in order to consummate, complete and carry out the transactions contemplated by this Agreement.

8.      Miscellaneous.

(a)      Press Releases and Public Announcements.  No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party, which approval will not be unreasonably withheld; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will advise the other Party prior to making the disclosure).  Sellers acknowledge and agree that Purchaser is required to disclose the transaction contemplated by this Agreement and the related transaction documents, including and the terms thereof, in its reports filed with the Securities and Exchange Commission (and that this Agreement and certain of the related transaction documents may have to be filed as exhibits to one of those reports).

(b)      No Third-Party Beneficiaries.  This Agreement does not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c)      Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d)      Succession and Assignment.  This Agreement is binding upon and inures to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

(e)      Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which will be deemed an original but all of which together will constitute one and the same instrument.

(f)      Headings.  The section headings contained in this Agreement are inserted for convenience only and do not affect the meaning or interpretation of this Agreement.

(g)      Notices.  Any notice required or permitted by this Agreement will be in writing, and will be considered to have been given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) three business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to TGI: Targeted Growth, Inc. 2815 Eastlake Ave E, Suite 300 Seattle WA 98102 ATTN: Chief Operations Officer Fax: 206.336.5573	Copy to Erin Joyce Letey Riddell Williams P.S. 1001 Fourth Avenue, Suite 4500 Seattle, WA 98154 Fax: 206.389.1708
If to GEF:	Copy to:
If to Purchaser: Global Clean Energy Holdings, Inc. 100 West Broadway, #650 Long Beach, CA 90802 Attn: Richard Palmer, CEO FAX: 310-641-4230	Copy to: Istvan Benko TroyGould PC 1801 Century Park East 16th Floor Los Angeles, CA 90067 Fax: 310-789-1426

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h)      Governing Law.  This Agreement is governed by and is to be construed in accordance with the laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington.

(i)      Amendments and Waivers.  No amendment of any provision of this Agreement will be valid unless it is in writing and signed by both Purchaser and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder will be valid unless the waiver is in writing and signed by the Parties making the waiver, nor will any such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

(j)      Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k)      Expenses.  Each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(l)      Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The word ‘‘including’’ means including without limitation.

(m)           Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

--Signature Page Follows--

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first above written.

SELLERS:

TARGETED GROWTH, INC.

By: /s/ Margaret McCormick

Title: COO

GREEN EARTH FUELS, LLC

By: /s/ Martin D. Beirne III

Title: President and CEO

PURCHASER:

GLOBAL CLEAN ENERGY, INC.

By: /s/ Richard Palmer

Title: President and CEO

DISCLOSURE SCHEDULE
to
LLC INTEREST PURCHASE AGREEMENT
by and between
GLOBAL CLEAN ENERGY HOLDINGS, INC.,
TARGETED GROWTH, INC.
and
GREEN EARTH FUELS, LLC

This Disclosure Schedule (this “Schedule”) is being furnished by Sellers to Purchaser in connection with the execution and delivery of that certain LLC Interest Purchase Agreement, dated as of March 12, 2013 (the “Agreement”), by and between Sellers and Purchaser.  All capitalized terms used, but not otherwise defined, herein have the meanings given them in the Agreement.

This Schedule and the information and disclosures contained in this Schedule are intended only to qualify and limit the representations and warranties of Sellers contained in the Agreement and shall not be deemed to expand in any way the scope of any such representation or warranty.  Certain information set forth in this Schedule is included solely for informational purposes and may not be required to be disclosed pursuant to the Agreement, and the inclusion of such information shall not be deemed to enlarge or enhance any of the representations of Sellers or otherwise alter in any way the terms of the Agreement.

Schedule 3(c)

Assets

Approximately 295,000 pounds of “certified” Camelina seeds which are currently being stored in the following third-party warehouses:

Northern Seed, LLC, Conrad, MT  - approximately 75,000 lbs

Barber Seed Service, Inc., Denton, MT – approximately 186,000 lbs

Chemurgic Agricultural Chemicals, Inc. – Turlock, CA – approximately 34,000 lbs

These assets may be subject to a lien of warehouse pursuant to the Uniform Commercial Code in effect in the states of Montana and California.

Schedule 3(d)

Balance Sheet; Liabilities

Balance Sheet:

(attached)

Creditors:

Sustainable Oils, LLC
Summary of Creditors
As of December 31, 2012
Augment Services, LLC	$1,196.58
Cooley LLP	$37,212.15
Trinity Industries Leasing Company	$5,126.71
UOP LLC	$2,286,726.85
Accounts payable & accrued expenses		$2,330,262.29
Targeted Growth Canada Inc.	$281,884.90
Targeted Growth, Inc.	$553,697.16
Targeted Growth, Inc. (pursuant to Convertible Secured Promissory Notes)	$550,685.85
Due to Targeted Growth & Targeted Growth Canada		$1,386,267.91
Augment Services, LLC (Accrued consulting bonus)	$10,000.00
Accrued compensation		$10,000.00
Total liabilities		$3,726,530.20

Future obligations:  SusOils has the following future obligations:

Approximately $103,300 (CAD) in future obligations for work to be performed in CY 2013 & CY 2014 by ICMS (Integrated Crop Management Services, Inc.) for remote monitoring services in support of a field trial test performed in Canada, and any future obligations for post-harvest monitoring that may arise.

EXHIBIT A

ASSIGNMENT SEPARATE FROM CERTIFICATE

 FOR VALUE RECEIVED, the undersigned (the “Assignor”) hereby sells, transfers and assigns unto Global Clean Energy Holdings, Inc., a Delaware corporation (the “Assignee”) seventeen and one-quarter (17.25%) limited liability company interests of Sustainable Oils, LLC, a Delaware limited liability company (the “Company”), standing in the undersigned’s name on the books of the Company, and Assignor hereby irrevocably constitutes and appoints Assignee to be Assignor’s true and lawful attorney-in-fact, with full power of substitution, and empowers Assignee, for an in the name and stead of Assignor, to register said transfer on the books of the Company.

WITNESS WHEREOF, the undersigned has executed this assignment separate from certificate as of this 13 day of March, 2013

ASSIGNOR:

By: /s/ Steve Granda

Print name: Steve Granda

Title: CFO

4844-2451-3809.06
64774.00002